Exhibit 10.1

PURCHASE TRADING PLAN AGREEMENT

WHEREAS, Primoris Services Corporation, a Delaware corporation (the “Company”), desires to purchase, from time to time, certain of its common stock purchase warrants, each of which entitles the holder to purchase one share of the Company’s common stock at a price of $5.00 per share and is exercisable at any time on or prior to October 2, 2010, unless earlier redeemed (the “Warrants”).

WHEREAS, the Company desires to enter into this Agreement for the purpose of establishing a trading plan to make purchases of Warrants in compliance with all applicable laws, including, but not limited to, Section 10(b) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations promulgated thereunder, including, but not limited to, Rule 10b5-1.  References herein to this “Agreement” refer to this agreement and specifically include the trading plan described herein.

NOW, IT IS AGREED, as of this September 7th, 2010 by the Company and CJS Securities, Inc. (the “Broker”) as follows:

Section 1.               Terms of Purchase.

(a)           The Company desires that the Broker effect purchases of the Warrants on its behalf in the open market in accordance with trading requirements adopted by the Company and to be delivered in writing to the Broker by separate letter (the “Initial Trading Instructions”).  The trading requirements adopted by the Company are referred to herein as the “Program Period.”

(b)           In furtherance of Section 1(a) hereof, the Company directs the Broker to purchase, in customary brokerage transactions, the Warrants, for the Company’s account or accounts, in the Broker’s sole discretion as to execution and timing, subject to the condition that as of the time of any purchase of Warrants, any individual employee of the Broker making the Broker’s investment decisions on behalf of the Company shall not be in possession of or aware of material nonpublic information relating to the Company’s business, operations or prospects or the value of the Common Stock (“Material Nonpublic Information”).

(c)           Notwithstanding the foregoing, the Broker shall not purchase Warrants at any time when the Broker, in its sole discretion, shall have determined that such purchase would violate applicable law, including, without limitation, Section 10(b) of the 1934 Act and the rules and regulations promulgated thereunder and Section 5 of the Securities Act of 1933, as amended (the “1933 Act”).

(d)           The Company agrees that, during the Program Period, it shall not exercise any subsequent influence over how, when or whether to effect purchases of the Warrants, except that the Company may amend this Agreement as set forth in Section 3 hereof.  Each of the Company and the Broker agrees that it will not discuss with the other the Company’s business, operations or prospects or any other information likely to be related to the value of the Warrants or likely to influence a decision to purchase the Warrants.  Notwithstanding the preceding sentence, with the approval of counsel to the Broker, the Company may communicate with Broker personnel who are not responsible for, and have no ability to influence, the execution of the trading plan set forth in this Agreement.

Section 2.               Representations, Warranties and Covenants.

(a)           The Company represents, warrants and covenants to the Broker as follows:

(i)            The Company is not, as of the date hereof, aware of or in possession of Material Nonpublic Information.

(ii)           The Company will at all times, in connection with the performance of this Agreement, comply with all applicable laws, including, without limitation, Section 16 of the 1934 Act and the rules and regulations promulgated thereunder.

(iii)          The Company agrees to provide such additional information and to execute such additional documents or instruments as may be reasonably requested by the Broker in connection with the performance of this Agreement and to confirm compliance with applicable law.

(iv)          The Company’s Board has approved this Agreement.

(v)           This Agreement constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws affecting the enforceability of creditors’ rights and general principles of equity, and as rights to indemnity hereunder may be limited by applicable law.

(b)           The Broker represents, warrants and covenants to the Company as follows:

(i)            The Broker has implemented reasonable policies and procedures, taking into consideration the nature of the Broker’s business, to ensure that individuals making investment decisions will not violate the laws prohibiting trading on the basis of Material Nonpublic Information.  These policies and procedures include those that restrict any purchase or sale, or causing any purchase or sale, of any security as to which the Broker has Material Nonpublic Information, as well as those that prevent such individuals from becoming aware of or in possession of such Material Nonpublic Information.  The Broker agrees to comply with Rule 10b-18 of the 1934 Act, with respect to all repurchases of the Warrants pursuant to this Agreement.

(ii)           In connection with all purchases of Warrants, the Broker shall deliver to the Company by facsimile or electronic mail, no later than the close of business on the date such transaction is effected, all information relating to each Warrant purchase.

(iii)          This Agreement constitutes the legal, valid and binding obligation of the Broker enforceable against the Broker in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws affecting the enforceability of creditors’ rights and general principles of equity, and as rights to indemnity hereunder may be limited by applicable law.

Section 3.               Amendments.  This Agreement (including the Initial Trading Instructions) may not be amended by the parties hereto, except as follows: The parties hereto may amend the provisions of this Agreement (including the Initial Trading Instructions), provided that at the time of such amendment, the Company was not in possession of or aware of Material Nonpublic Information.  Any modification by the Company will be made in accordance with applicable law and in good faith and not as part of a scheme to evade the prohibitions of Rule 10b5-1.

Section 4.               Termination.  This Agreement shall terminate upon the earlier to occur of the following:

(a)           The close of business on October 2, 2010; or

(b)           The Broker purchases the maximum number of Warrants allowable under the Initial Trading Instructions, as may be amended as provided in Section 3 hereof; or

(c)           The Agreement is terminated by either party immediately upon receipt of written notice to the other party; provided, however, such termination was made in good faith and not as part of a scheme to evade the prohibitions of Rule 10b5-1; or

(d)           Any purchase effected pursuant to this Agreement that violates (or in the opinion of counsel to the Company or the Broker is likely to violate) Section 16 of the 1934 Act, any other provision of the Federal securities laws or regulations adopted by the U.S. Securities and Exchange Commission thereunder, or any other applicable Federal or State law or regulation; or

(e)           The Company materially breaches its obligations under this Agreement; or

(f)            The Company enters into a contract that prevents or materially restricts purchases by the Company under this Agreement.

Section 5.               Indemnification and Limitation on Liability; No Tax, Accounting or Legal Advice.

(a)           The Company agrees to indemnify and hold harmless the Broker (and its directors, officers, employees and affiliates) from and against all claims, liabilities, losses, damages and expenses (including reasonable attorneys’ fees and costs) arising out of or attributable to:  (i) any material breach by the Company of this Agreement (including the Company’s representations and warranties), (ii) any violation by the Company of applicable laws or regulations and (iii) any action taken by the Broker in good faith and without negligence pursuant to this Agreement.  This indemnification will survive the termination of this Agreement.

(b)           Notwithstanding any other provision herein, the Broker will not be liable to the Company for:  (i) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, including but not limited to lost profits, lost savings, and loss of use of facility or equipment, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, and even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or (ii) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God.”

(c)           The Company acknowledges and agrees that the Broker has not provided the Company with any tax, accounting or legal advice with respect to this Agreement.

Section 6.               Governing Law. This Agreement (including the Initial Trading Instructions) will be governed by, and construed in accordance with, the laws of the State of New York, without regard to such State’s conflict of laws rules.

Section 7.               Entire Agreement.  This Agreement (including the Initial Trading Instructions) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any previous or contemporaneous agreements, understandings, proposals or promises with respect thereto, whether written or oral.

Section 8.               Assignment.  This Agreement and each party’s rights and obligations hereunder may not be assigned or delegated without the written permission of the other party and shall inure to the benefit of each party’s successors and permitted assigns, whether by merger, consolidation or otherwise.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

PRIMORIS SERVICES CORPORATION

By:	/s/ Peter J. Moerbeek
Name:	Peter J. Moerbeek
Title:	Executive Vice President, Chief Financial Officer

CJS SECURITIES, INC.

By:	/s/ Charles Strauzer
Name:	Charles Strauzer
Title:	Senior Managing Director